Exhibit 99.1

Hillenbrand Reports Fourth Quarter and Full-Year 2015 Financial Results and Issues 2016 Guidance

•	Fourth quarter revenue was $392 million, down 16% including negative currency impact of 5% and against record revenue in the prior year period

•	Fourth quarter EPS was $0.30, down 19%; adjusted EPS was $0.55, down 9%

•	Full year revenue was down 4% to $1.6 billion, with growth of 2% offset by 6% currency impact

•	Full year EPS of $1.74 increased 1% over prior year results; adjusted EPS of $2.05 increased 6.8% over prior year results normalized for non-recurring items

•	Completed the acquisition of ABEL Pumps, providing entry into the flow control market

•	2016 Guidance: constant currency revenue growth of 2-4% and adjusted EPS of $2.10 to $2.25

BATESVILLE, Indiana, November 18, 2015 -- /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter ended September 30, 2015.

Revenue of $392 million was 16% lower than the prior year record high, including 5% negative effect of foreign exchange. Process Equipment Group revenue was lower by 24%, including a 7% negative currency impact, and finished the year with $459 million in order backlog, 21% below the prior year, or 14% lower excluding the negative effect of foreign exchange. Batesville revenue was $150 million, in line with the prior year result.

Net income decreased 19% to $19.1 million or $0.30 per share, while adjusted net income was down 10% to $35.4 million or $0.55 per share. Adjusted EBITDA decreased 11% to $73.6 million and adjusted EBITDA margin improved 120 basis points to 18.8% driven by improved profitability in the Process Equipment Group.

In addition, Hillenbrand completed the acquisition of Germany-based ABEL Pumps for 95 million euros in cash. In line with the Company’s strategy to build a world-class global diversified company, this transaction provides entry into the flow control market and expands ABEL’s global footprint. The deal closed shortly after the fourth quarter.

Fiscal Year 2015 Results

Revenue and adjusted EPS results for the year were within the range of guidance provided. For fiscal year 2015, Hillenbrand's revenue of $1.6 billion decreased 4%, as growth of 2% was offset by a 6% impact related to unfavorable currency translation. Process Equipment Group revenue decreased 8%; however, on a constant currency basis, Process Equipment Group revenue increased 1% driven primarily by higher demand for equipment used to process proppants for hydraulic fracturing, partially offset by a decline in demand for equipment used in power and mining and lower volume of large projects. Batesville’s revenue growth was the result of higher volume.

Net income increased 2% to $111.4 million or $1.74 per share. On an adjusted basis, net income decreased 0.5% to $130.9 million or $2.05 per share. When the prior year results are normalized to exclude $0.14 of non-recurring items, EPS grew 6.8%. Adjusted EBITDA decreased 2% to $268.7 million and, as a percentage of revenue, was 16.8% or 30 basis points higher than the prior year. The EBITDA margin improvement was driven by the Process Equipment Group, as favorable mix and cost savings initiatives contributed to growth of 220 basis points in the segment. Operating cash flow of $105 million for fiscal year 2015 was lower than the prior year by $75 million, primarily due to an increase in working capital balances for large projects in the Process Equipment Group and the conclusion of a litigation settlement for Batesville.

“The macroeconomic environment in the fourth quarter remained challenging, and our overall results reflect that, especially in comparison to last year’s record performance. However, we have taken actions in our businesses to take out cost aggressively and improve profitability, which puts us in a solid position as we begin the new fiscal year,” said Joe Raver, President and Chief Executive Officer of Hillenbrand. “We finished the year with another strong quarter of margin expansion in our Process Equipment Group, building on our performance over the past several quarters, and we completed the acquisition of ABEL in support of our strategy. Our focus remains on long-term growth and shareholder value as we continue to transform Hillenbrand into a global diversified industrial company.”

Guidance

Hillenbrand expects 2016 constant currency revenue growth of 2-4%, with constant currency organic growth of 0-2% and an incremental 2% from the acquisition of ABEL. Revenue from the Process Equipment Group is projected to grow 1-3% organically, and Batesville is expected to deliver revenue that is down 1-3%. Adjusted EPS for 2016 is projected to be $2.10 to $2.25.

Conference Call Information
Date/Time:             8:00 a.m. EST, Thursday, November 19, 2015
Dial-In for U.S. and Canada:     1-877-201-0168
Dial-In for International:     +1-647-788-4901
Conference call ID number:     43874788
Webcast link:             http://ir.hillenbrand.com (archived through Saturday, December 19, 2015)

Replay - Conference Call
Date/Time:            Available until midnight EST, Thursday, December 3, 2015
Dial-In for U.S. and Canada:    1-855-859-2056
Dial-In for International:    +1-404-537-3406
Conference call ID number:    43874788

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, restructuring, a pension settlement charge, and litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems, equipment, replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months or longer for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.   We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand analyzes net revenue on a constant currency basis, which is a non-GAAP measure, in order to better measure the comparability of results between periods. Hillenbrand calculates constant currency by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our people.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Net revenue	$392.0	$468.7	$1,596.8	$1,667.2
Cost of goods sold	247.5	302.6	1,026.4	1,078.0
Gross profit	144.5	166.1	570.4	589.2
Operating expenses	83.5	115.3	330.6	383.1
Amortization expense	6.7	7.8	28.1	31.6
Pension settlement charge	17.7	—	17.7	—
Interest expense	6.0	5.8	23.8	23.3
Other (expense) income, net	(1.6)	(1.0)	(7.9)	8.7
Income before income taxes	29.0	36.2	162.3	159.9
Income tax expense	9.2	13.3	49.1	48.7
Consolidated net income	19.8	22.9	113.2	111.2
Less: Net income attributable to noncontrolling interests	0.7	(0.7)	1.8	1.5
Net income(1)	$19.1	$23.6	$111.4	$109.7

Net income(1) — per share of common stock:
Basic earnings per share	$0.30	$0.38	$1.76	$1.74
Diluted earnings per share	$0.30	$0.37	$1.74	$1.72
Weighted average shares outstanding (basic)	63.3	63.2	63.2	63.2
Weighted average shares outstanding (diluted)	63.8	63.8	63.9	63.8

Cash dividends per share	$0.2000	$0.1975	$0.8000	$0.7900

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Twelve Months Ended September 30, 2015
	2015	2014
Net cash provided by operating activities	$105.0	$179.6
Net cash used in investing activities	(29.5)	(8.3)
Net cash used in financing activities	(83.2)	(155.5)
Effect of exchange rate changes on cash and cash equivalents	(2.0)	(0.5)
Net cash flows	(9.7)	15.3

Cash and cash equivalents:
At beginning of period	58.0	42.7
At end of period	$48.3	$58.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,
	2015				2014
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$247.5	$(1.1)	(a)	$246.4	$302.6	$(0.3)	(f)	$302.3
Operating expenses	83.5	(6.8)	(b)	76.7	115.3	(25.6)	(g)	89.7
Pension settlement charge	17.7	(17.7)	(c)	—	—	—		—
Other (expense) income	(1.6)	0.1	(d)	(1.5)	(1.0)	—		(1.0)
Income tax expense	9.2	9.4	(e)	18.6	13.3	10.3	(e)	23.6
Net income(1)	19.1	16.3		35.4	23.6	15.6		39.2
Diluted EPS	0.30	0.25		0.55	0.37	0.24		0.61

Ratios:
Gross margin	36.9%	0.2%		37.1%	35.4%	0.1%		35.5%
Operating expenses as a % of revenue	21.3%	(1.7)%		19.6%	24.6%	(5.5)%		19.1%

	Twelve Months Ended September 30,
	2015				2014
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$1,026.4	$(3.2)	(h)	$1,023.2	$1,078.0	$(0.1)	(j)	$1,077.9
Operating expenses	330.6	(9.7)	(i)	320.9	383.1	(34.7)	(k)	348.4
Pension settlement charge	17.7	(17.7)	(c)	—	—	—		—
Other (expense) income	(7.9)	0.1	(d)	(7.8)	8.7	—		8.7
Income tax expense	49.1	11.2	(e)	60.3	48.7	12.9	(e)	61.6
Net income(1)	111.4	19.5		130.9	109.7	21.9		131.6
Diluted EPS	1.74	0.31		2.05	1.72	0.34		2.06

Ratios:
Gross margin	35.7%	0.2%		35.9%	35.3%	—%		35.3%
Operating expenses as a % of revenue	20.7%	(0.6)%		20.1%	23.0%	(2.1)%		20.9%

[1] Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate
(a)	Restructuring ($1.0P, $0.1B)
(b)	Business acquisition costs ($1.0P, $1.9C), restructuring ($3.1P, $0.1B, $0.7C)
(c)	Pension settlement charge ($17.7C)
(d)	Restructuring ($0.1P)
(e)	Tax effect of adjustments
(f)	Restructuring ($0.2P, $0.1B)
(g)	Business acquisition costs ($0.6P, $3.1C), restructuring ($2.3P, $0.2C), litigation ($19.4B)
(h)	Restructuring ($1.5P, $1.7B)
(i)	Business acquisition costs ($1.1P, $2.5C), restructuring ($3.9P, $0.2B, $1.5C), litigation ($0.5B)
(j)	Restructuring ($0.3P, $0.2 credit B)
(k)	Business acquisition costs ($2.1P, $6.3C), restructuring ($4.0P, $1.5C), litigation ($20.8B)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA:
Process Equipment Group	$44.1	$53.6	$160.5	$150.4
Batesville	36.8	37.1	145.5	150.8
Corporate	(7.3)	(8.4)	(37.3)	(25.7)
Less:
Interest income	(0.3)	(0.2)	(1.0)	(0.8)
Interest expense	6.0	5.8	23.8	23.3
Income tax expense	9.2	13.3	49.1	48.7
Depreciation and amortization	13.2	14.7	54.3	58.4
Business acquisition and integration	2.9	3.7	3.6	8.4
Restructuring	5.1	2.7	7.5	5.5
Litigation	—	19.4	0.5	20.8
Pension settlement charge	17.7	—	17.7	—
Consolidated net income	$19.8	$22.9	$113.2	$111.2

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

Intend	believe	plan	expect	may	goal	would
Become	pursue	estimate	will	forecast	continue	could
Targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 18, 2015. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com